MINERAL PROPERTY OPTION AGREEMENT

THIS AGREEMENT is dated for reference as of the 31st day of August, 2010

BETWEEN:

MESA URANIUM CORP., a company duly incorporated
pursuant to the laws of the State of Nevada, and having its business office situated at 290 Gentry Way, Suite 7, Reno, Nevada 89502

(the “Optionor”)

OF THE FIRST PART

AND:

PASSPORT POTASH INC., a company duly incorporated
pursuant to the laws of the Province of Quebec and having its business office situated at 608 – 1199 West Pender Street,
Vancouver, BC V6E 2R1

(the “Optionee”)

OF THE SECOND PART

WHEREAS:

(A) The Optionor is the recorded and beneficial owner of certain exploration leases in the state of Arizona, as detailed in the specific description of the exploration leases attached hereto as Schedule “A” (herein called the “Leases”);

(B) The Optionor has agreed to grant an exclusive option to the Optionee to acquire a 100% undivided interest in the Leases by paying certain consideration and by incurring certain exploration Expenditures as detailed herein;

NOW THEREFORE THIS AGREEMENT WITNESSES that in consideration of the Optionee’s agreement, as set out below, and valuable consideration, the receipt and sufficiency whereof is by the Optionor hereby acknowledged, the parties agree as follows:

PART 1

DEFINITIONS

1.1 In this Agreement, except as otherwise expressly provided or as the context otherwise requires,

(a) “Effective Date” means the date upon which the TSX Venture Exchange grants to the Optionee its acceptance respecting this Agreement subject to §4.6;

(b) “Expeditures” means all direct or indirect costs and expenses incurred by the Optionee in respect of prospecting and exploring the Leases (plus an allowance of 10% of such costs and expenses for a general overhead allowance) after the date of this Agreement pursuant to Part 4 hereof. The certificate of the Controller or other financial officer of the Optionee, together with a statement of Expenditures in reasonable detail shall be prima facie evidence of such Expenditures;

(c) “Force Majeure” has the meaning set forth in Part 13;

(d) “Option” means the exclusive right herein granted by the Optionor to the Optionee to permit the Optionee to acquire up to an undivided 100% ownership interest in the Leases;

(e) “Option Period” means the period from the date above written on page one to and including the earliest of

(i) the date of exercise of the Option, and

(ii) the termination hereof pursuant to Part 15;

(f) “Leases” means the three (3) exploration leases described in Schedule “A”;

(g) “Property Rights” means all licenses, permits, easements, rights-of-way, surface or water rights and other rights, approvals obtained by either of the parties either before or after the date of this Agreement and necessary or desirable for the development of the Leases, or for the purpose of placing the Leases into production or continuing production therefrom; and

(h) “Schedule” means the documents attached hereto as follows:

(i) Schedule “A” – Arizona State Land Department exploration leases.

PART 2

REPRESENTATIONS, WARRANTIES AND COVENANTS OF OPTIONOR

2.1 The Optionor represents and warrants to the Optionee that:

(a) it has been duly incorporated and validly exists as a corporation in good standing under the laws of the State of Arizona and is authorized to hold mineral claims in the State of Arizona, and it is exclusively legally entitled to hold the Leases and all mineral claims comprised therein, and all Property Rights held by it and will remain so entitled until all interests of the Optionor in the Leases earned by the Optionee have been duly transferred to the Optionee as contemplated hereby or this Option has terminated,

(b) it is, and will be at the time of transfer to the Optionee of the Leases, the recorded holder and beneficial owner of the Leases free and clear of all liens, charges and claims of others and no taxes or rentals are due in respect of any thereof and to its knowledge and belief; the Leases have been duly and validly located and recorded pursuant to the laws of Arizona and are in good standing in the office of the Arizona State Land department on the date hereof,

(c) there is no adverse claim or challenge against or to the ownership of or title to the Leases, nor to the knowledge of the Optionor is there any basis therefor, and there are no outstanding agreements or options to acquire or purchase the Leases or any portion thereof, and no person other than the Optionor, pursuant to the provisions hereof, has any royalty or other interest whatsoever in production from any of the mineral claims under the Leases,

(d) no third party consent of any kind is required by the Optionor to enter into this Agreement and grant the Option contemplated hereby,

(e) upon request by the Optionee, the Optionor shall deliver or cause to be delivered to the Optionee copies of all available maps and other documents and data in its possession respecting the Leases,

(f) the Optionor shall assume sole responsibility and liability for any obligations outstanding as of the date hereof with respect to reclamation of the property comprising the Leases,

(g) the execution and delivery of this Agreement and the agreements contemplated hereby by the Optionor will not violate or result in the breach of the laws of any jurisdiction applicable or pertaining thereto or of its constating documents, and

(h) this Agreement constitutes a legal, valid and binding obligation of the Optionor.

2.2 The representations and warranties contained in §2.1 are provided for the exclusive benefit of the Optionee, and a breach of any one or more thereof may be waived by the Optionee in whole or in part at any time without prejudice to its rights in respect of any other breach of the same or any other representation or warranty; and the representations and warranties contained in §2.1 will survive the execution hereof and continue throughout the Option Period.

PART 3

REPRESENTATIONS AND WARRANTIES OF OPTIONEE

3.1 The Optionor represents and warrants to the Optionor that:

(a) it has been duly incorporated and validly exists as a corporation in good standing under the laws of Quebec and will, through a subsidiary corporation, be authorized to hold mineral leases in the State of Arizona;

(b) neither the execution and delivery of this Agreement by the Optionee nor the performance by the Optionee of its obligations hereunder conflicts with the Optionee’s constating documents or any agreement to which it is bound;

3.2 The representations and warranties contained in §3.1 are provided for the exclusive benefit of the Optionor and a breach of any one or more thereof may be waived by the Optionor in whole or in part at any time without prejudice to its rights in respect of any other breach of the same or any other representation or warranty; and the representations and warranties contained in §3.1 will survive the execution hereof and continue throughout the Option Period.

PART 4

GRANT AND EXERCISE OF OPTION

The Optionor hereby grants to the Optionee the sole and exclusive right and option, subject to the terms of this Agreement, to earn a 100% undivided interest in the Leases free and clear of all charges and encumbrances.

4.1 In order to exercise the Option and earn a 100% undivided interest in the Leases free and clear of all charges and encumbrances, the Optionee must perform the following:

(a) Issue to the Optionor 500,000 shares of the Optionee upon receipt of TSX Venture Exchange approval;

(b) Pay US$20,000 cash to the Optionor within 90 days of the completion of the Optionee’s next financing;

(c) Meeting the minimum exploration expenditures as required by the Arizona State Land Department which in 2010 total $19,517.80;

On completion of all terms set out in §§4.1(a), (b) and (c), the Optionee shall have earned a 75% interest and title to the Leases shall be transferred to the Optionee or its subsidiary, as directed by the Optionee; and

(d) 100% of exploration expenditures are to be paid by the Optionee; and

(e) Subject to the NSR Royalty in favour of the Optionor described in §4.2 below, the Optionee shall have the right to acquire the remaining 25% interest by paying US$100,000 cash, share equivalent or work expenditure, in its sole discretion.

4.2 The Optionor shall retain a 2% NSR Royalty in the Leases with the Optionee having the option to purchase the NSR Royalty at the price of US$150,000 per 1% or US$300,000 for the full 2%.

4.3 The Optionor acknowledges that each share certificate issued pursuant to this Part 4 shall have imprinted thereon a legend restricting transfer in Canada for four months plus one day from the date of the issuance of the shares and a U.S. legend confirming the Optionee is not registered in the United States.

4.4 All issuances of shares to be made by the Optionee pursuant to this Part 4 shall be registered in the name of Mesa Uranium Corp.

4.5 The Optionee retains the right to manage the sales of any shares of the Optionee issued to the Optionor pursuant to §4.1. To “manage” means to have the right to direct the resale of shares within a 30 day period of being notified that the Optionor desires to sell shares in order to assist the Optionor in finding a buyer for shares so that such resales will not unduly disturb the public market for the Optionee’s shares. The right to manage re-sales of each tranche of shares expires 12 months after the issuance of that tranche of shares to the Optionor.

4.6 If the Effective Date has not occurred within 120 days of the date of execution hereof, then either party may terminate this Option Agreement without liability, by notice to the other party.

PART 5

ASSIGNMENT OF OPTION

5.1 Subject to Part 11, the Optionee may assign all or part of its obligations under this Option Agreement during the Option Period to a third party (the “Assignee”) with consent of the Optionor, such consent not to be unreasonably withheld, providing also that the Assignee agrees to execute an acknowledgement to be bound by the terms hereof insofar as the Optionor’s rights hereunder are concerned. Such Assignee shall issue shares in its capital to fulfill the share obligations in §4.1.

PART 6

EXERCISE OF OPTION

6.1 The Optionee may in its sole discretion at any time accelerate the payment of the consideration and incur the Expenditures on the Leases required by §4.1 (or §4.2) to exercise the Option and thereby earlier acquire its interest in the Leases.

6.2 If and when the Option has been exercised, a 100% right, title and interest in and to the Leases will vest in the Optionee free and clear of all charges, encumbrances and claims.

PART 7

RIGHT OF ENTRY

7.1 Throughout the Option Period, the Directors and Officers of the Optionee and its servants, agents and independent contractors, will have the sole and exclusive right in respect of the Leases to

(a) enter thereon,

(b) have exclusive and quiet possession thereof,

(c) do such prospecting, exploration, development and/or other mining work thereon and thereunder as the Optionee in its sole discretion may determine advisable,

(d) bring upon and erect under the Leases buildings, plant, machinery and equipment as the Optionee may deem advisable, and

(e) remove therefrom and dispose of reasonable quantities of ores, mineral and metals for the purpose of obtaining assays or making other tests.

PART 8

RECORD OF OPTION AGREEMENT

8.1 The Optionee will be entitled to record a notice of the existence of this Option in the applicable mining recorder’s office.

PART 9

OBLIGATIONS OF OPTIONEE DURING OPTION PERIOD

9.1 During the Option Period the Optionee will

(a) maintain in good standing those mineral claims comprised in the Leases that are in good standing on the date hereof by the doing and filing of the maximum available assessment work credits under the Leases or by making of payments in lieu of the minimum requirements, by the payment of taxes and rentals and the performance of all other actions which may be necessary in that regard and in order to keep such mineral claims free and clear of all liens and other charges arising from the Optionee’s activities thereon except those at the time contested in good faith by the Optionee,

(b) permit the directors, officers, employees and designated consultants of the Optionor, at their own risk, access to the mineral claims under the Leases at all reasonable times subject always to Part 14, and providing the Optionor agrees to indemnify the Optionee against and to save the Optionee harmless from all costs, claims, liabilities and expenses that the Optionee may incur or suffer as a result of any injury (including injury causing death) to any director, officer, employee or designated consultant of the Optionor while on the mineral claims under the Leases,

(c) deliver to the Optionor on or before six months after each anniversary hereof, a report (including up-to-date maps if there are any) describing the results of work done in the last completed expenditure year, together with reasonable details of Expenditures made,

(d) do all work on the Leases in a good and workmanlike fashion and in accordance with all applicable laws, regulations, orders and ordinances of any governmental authority and file for all available assessment credits, and

(e) indemnify and save the Optionor harmless in respect of any and all costs, claims, liabilities and expenses arising out of the Optionee’s activities on the Leases and, without limiting the generality of the foregoing will, during the currency of this Agreement, cause any of its independent contractors to carry not less than $1 million in third party liability insurance in respect of their operations conducted on the Leases on behalf of the Optionee, such insurance to be for the benefit of the Optionee and the Optionor as their interests appear; provided that neither the Optionee nor its independent contractors will incur any obligation thereunder in respect of claims arising or damages suffered after termination of the Option if upon termination of the Option any workings on or improvements to the Leases made by the Optionee are left in a safe condition and substantially in the same condition as existed on the date hereof.

PART 10

TERMINATION OF OPTION

10.1 If the Option is terminated otherwise than upon the exercise thereof pursuant to Part 4, the Optionee will

(a) leave in good standing for a period of at least one year from the termination of the Option Period those mineral claims comprised in the Leases that are in good standing on the date hereof and any other mineral claims comprised in the Leases that the Optionee acquires after the date hereof, and

(b) deliver at no cost to the Optionor within 90 days of such termination copies of all reports, maps, assay results and other relevant technical data compiled by or in the possession of the Optionee with respect to the Leases and not theretofore furnished to the Optionor.

10.2 Notwithstanding termination of the Option, the Optionee will have the right, within a period of 90 days following the end of the Option Period, to remove from mineral claims under the Leases all buildings, plant, equipment, machinery, tools, appliances and supplies which have been brought upon the Leases by or on behalf of the Optionee, and any such property not removed within such 90-day period will thereafter, only if the Optionor elects in writing, become the property of the Optionor.

PART 11

TRANSFERS

11.1 The Optionee may at any time (and from time to time) either during the Option Period or thereafter, sell, transfer or otherwise dispose of all or any portion of its interest in and to the Leases and this Agreement provided that any purchaser, grantee or transferee of any such interest will have first delivered to the Optionor its agreement related to this Agreement and to the Leases, containing

(a) a covenant by such transferee to perform all the obligations of the Optionee to be performed under this Agreement in respect of the interest to be acquired by it from the Optionee to the same extent as if this Agreement had been originally executed by the Optionee and such transferee as joint and several obligors making joint and several covenants, and

(b) a provision subjecting any further sale, transfer or other disposition of such interest in the Leases and this Agreement or any portion thereof to the restrictions contained in this §11.1.

11.2 No assignment by the Optionee of any interest less than its entire interest in this Agreement and in the Leases will, as between the Optionee and the Optionor, discharge it from any of its obligations hereunder, but upon the transfer by the Optionee of the entire interest at the time held by it in this Agreement (whether to one or more transferees and whether in one or in a number of successive transfers), the Optionee will be deemed to be discharged from all obligations hereunder save and except for the fulfilment of contractual commitments accrued due before the date on which the Optionee will have no further interest in this Agreement.

PART 12

SURRENDER AND ACQUISITION OF LEASE INTERESTS BEFORE TERMINATION OF AGREEMENT

12.1 The Optionee may during the Option Period, elect to abandon any one or more of the mineral claims comprised in the Leases by giving notice to the Optionor of such intention.

12.2 For a period of 30 days after the date of delivery of such notice the Optionor may elect to have any or all of the mineral claims in respect of which such notice has been given transferred to it by delivery of a request therefor to the Optionee, whereupon the Optionee will deliver to the Optionor a quit claim or Bill of Sale or other appropriate Deed or assurance in registrable form transferring such mineral claims to the Optionor if the Optionor is not then already the registered owner of such mineral claims.

12.3 Any claims so transferred, if in good standing at the date hereof or if the Optionee causes the same to be placed in good standing after the date hereof, will be in good standing for at least six months from the date of transfer. If the Optionor fails to make request for the transfer of any mineral claims as aforesaid within such 30-day period, the Optionee may then abandon such mineral claim without further notice to the Optionor. Upon any such transfer or abandonment the mineral claims so transferred or abandoned will for all purposes of this Agreement cease to form part of the Leases.

PART 13

FORCE MAJEURE

13.1 If the Optionee is at any time either during the Option Period prevented or delayed in complying with the work requirement provisions of this Agreement in Part 4 by reason of strikes, walk-outs, labour shortages, power shortages, fuel shortages, fires, wars, acts of God, governmental regulations restricting normal operations, shipping delays or any other reason or reasons beyond the control of the Optionee (and for greater certainty excluding factors related to a lack of funding), the time limited for the performance by the Optionee of its obligations hereunder will be extended by a period of time equal in length to the period of each such prevention or delay, provided however that nothing herein will discharge the Optionee from its obligation to timely pay the cash and share consideration under §4.1.

13.2 The Optionee will within seven days give notice to the Optionor of each event of force majeure under §13.1 and upon cessation of such event will furnish the Optionor with notice to that effect together with particulars of the number of days by which the obligations of the Optionee hereunder have been extended by virtue of such event of force majeure and all preceding events of force majeure.

PART 14

CONFIDENTIAL INFORMATION

14.1 No information furnished by the Optionee to the Optionor hereunder in respect of the activities carried out on the Leases by the Optionee, will be published by the Optionor without the written consent of the Optionee, but such consent in respect of the reporting of factual data will not be unreasonably withheld, and will not be withheld in respect of information required to be publicly disclosed pursuant to applicable securities or corporation laws.

PART 15

DEFAULT AND TERMINATION

15.1 If at any time during the Option Period the Optionee fails to perform any obligation hereunder or any representation or warranty given by it proves to be untrue, then the Optionor may terminate this Agreement providing

(a) it first gives to the Optionee a notice of default containing particulars of the obligation which the Optionee has not performed, or the warranty breached, and

(b) if it is reasonably possible to cure the default, the Optionee does not, within 30 days after delivery of such notice of default, cure such default by appropriate payment or performance if such default reasonably requires more than 30 days.

15.2 If the Optionee fails to comply with the provisions of §15.1 or §4.6 the Optionor may thereafter terminate this Agreement, and the provisions of Part 10 will then be applicable.

15.3 The Optionee may at any time terminate this Option by giving notice of termination to the Optionor and shall thereupon be relieved of any further obligations in connection herewith but shall remain liable for obligations which have accrued to the date of notice.

PART 16

NOTICES

16.1 Each notice, demand or other communication required or permitted to be given under this Agreement will be in writing and will be sent by personal delivery, fax or prepaid registered mail to the addresses of the parties written on page 1.

16.2 The date of receipt of such notice, demand or other communication will be the date of delivery or fax thereof if delivered or faxed during business hours, or, if given by registered mail as aforesaid, will be deemed conclusively to be the third day after the same will have been so mailed except in the case of interruption of postal services for any reason whatever, in which case the date of receipt will be the date on which the notice, demand or other communication is actually received by the addressee.

16.3 Either party may at any time and from time to time notify the other party in writing of a change of address and the new address to which notice will be given to it thereafter until further change.

PART 17

GENERAL

17.1 This Agreement will supersede and replace any other agreement or arrangement, whether oral or written, heretofore existing between the parties in respect of the subject matter of this Agreement.

17.2 No consent or waiver expressed or implied by either party in respect of any breach or default by the other in the performance of such other of its obligations hereunder will be deemed or construed to be a consent to or a waiver of any other breach or default.

17.3 The parties will promptly execute or cause to be executed all documents, deeds, conveyances and other instruments of further assurance which may be reasonably necessary or advisable to carry out fully the intent of this Agreement or to record wherever appropriate the respective interests from time to time of the parties in the Leases.

17.4 This Agreement will enure to the benefit of and be binding upon the parties and their respective successors and permitted assigns.

17.5 This Agreement will be construed in accordance with the laws of the Province of British Columbia and the laws of Canada applicable therein. This agreement is to be construed as an option only and nothing herein shall obligate the Optionee to do anything or pay any amount except where expressly herein provided.

17.6 All sums of money referred to herein are expressed in U.S. currency.

17.7 The headings appearing in this Agreement are for general information and reference only and this Agreement will not be construed by reference to such headings.

17.8 In interpreting this Agreement and the schedule hereto attached, where the context so requires, the singular will include the plural, and the masculine will include the feminine, the neuter, and vice versa.

17.9 Nothing herein will constitute or be taken to constitute the Parties as partners or create any fiduciary relationship between them provided, however, that this qualification will not limit the express duty of each Party to act toward the other Party at all times in good faith with respect to all their obligations under this Agreement.

17.10 No modification, alteration or waiver of the terms herein contained will be binding unless the same is in writing, dated subsequently hereto, and fully executed by the Parties.

END OF PAGE

17.11 This Agreement may be executed in counterpart and by facsimile.

17.12 Time is of the essence hereof.

IN WITNESS WHEREOF this Option Agreement has been executed on behalf of the Optionor and the Optionee by their duly authorized officers on the ____ day of August, 2010.

The Optionee

PASSPORT POTASH INC.

Per:	/s/ Stephen B. Butrenchuk
Authorized Signatory

Per:	/s/ L. Shaffer
Authorized Signatory

The Optionor

MESA URANIUM CORP.

Per:	/s/ Foster Wilson
Authorized Signatory

SCHEDULE A

Arizona State Land Department Exploration Leases held by Mesa Uranium Corp.

1.	16.0-N-24.0-E-20, lease #08-113273, 640.000 Acres;

2.	16.0-N-24.0-E-30, lease #08-113270, 671.780 Acres;

3.	16.0-N-24.0-E-32, lease #08-113274, 640.000 Acres;